MAYTAG CORPORATION
                                      Exhibit 11
                          Computation of Per Share Earnings
                     (Amounts in thousands except per share data)


                                                    Year Ended December 31
                                                  1993       1992      1991
PRIMARY
    Average shares outstanding                 106,123    105,924    105,448
     Net effect of dilutive stock options--
        based on the treasury stock method
        using average market price                 107        154         77
     Employee stock ownership plans                 22                  236
                                    TOTAL      106,252    106,078    105,761

     Income (loss) before cumulative effect
        of accounting changes                $  51,270 $  (8,354) $  79,017

          Per average share                  $     .48 $    (.08) $     .75

     Cumulative effect of accounting changes           $(307,000)


          Per average share                            $   (2.89)

     Net income (loss)                       $  51,270 $(315,354) $  79,017

          Per average share                  $     .48 $   (2.97) $     .75

FULLY DILUTED
     Average shares outstanding                106,123   105,924    105,448
        Net effect of dilutive stock options--
           based on the treasury stock method
           using greater of average or ending
           market price                            159       172         95
        Employee stock ownership plans              22                  236
        Assumed conversion of 6 1/2%
          convertible debentures                   411
                                    TOTAL      106,715   106,096    105,779

        Income (loss) before cumulative effect
        of accounting changes                $  51,270 $  (8,354) $  79,017

          Per average share                  $     .48 $    (.08) $     .75

     Cumulative effect of accounting changes           $(307,000)

          Per average share                            $   (2.89)

     Net income (loss)                       $  51,270 $(315,354) $  79,017

          Per average share                  $     .48 $   (2.97) $     .75


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